SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2005

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-15261	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 16, 2005, Bryn Mawr Bank Corporation (the “Corporation”) approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $20.45 per share previously awarded to its employees, including its executive officers, and its directors under the Company’s equity compensation plans. The acceleration of vesting is effective for stock options outstanding as of June 16, 2005. Options to purchase approximately 83,916 shares of common stock or 70% of the Company’s outstanding unvested options (of which options to purchase approximately 55,667 shares or 46% of the Corporation’s outstanding unvested options are held by the Corporation’s executive officers and directors) are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $20.52.

The purpose of the acceleration is to enable the Corporation to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income, upon adoption of FASB Statement No. 123 R (Share-Based Payment) in December, 2005. The pre-tax charge which the Corporation expects to avoid in 2006 and 2007 amounts to approximately $253,000 ($193,000 in 2006 and $60,000 in 2007) based on the original vesting periods. The Corporation also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Corporation’s common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

This current report on Form 8-K contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Frederick C. Peters II
Frederick C. Peters II, President and Chief Executive Officer

Date: June 21, 2005